EXHIBIT 10.6

                               OPERATING AGREEMENT
                                     BETWEEN
                             TROPICAL REPUBLIC, INC.
                                       AND
                              WINDSOR CAPITAL CORP

                            DATED: SEPTEMBER 16, 1998

         Tropical Republic, Inc., a Florida Corporation controlled by James Joiner as trustee ("Buyer"), James Joiner ("Guarantor"), and Windsor Capital Corp. ("Seller"), a Delaware Corporation have entered into an agreement (the "Sale Agreement") for the sale and purchase of the Seller's operating division known as "Simply Cigars" (the "Division"). Specifically, the following locations are to be sold on or before October 15, 1998 (the "Closing Date"), pursuant to the Sale Agreement, and pursuant to this Agreement, Buyer will assume responsibility for operations of the locations as indicated:

                      LOCATION                             OPERATIONS ASSUMPTION
                      --------
                                                                   DATE
                                                                   ----

1.   Crystal Mall - Waterford, Connecticut                 September 16, 1998
2.   Stratford Square Mall - Bloomingdale, Illinois        September 23, 1998
3.   Woodfield Mall - Schaumberg, Illinois                 September 24, 1998
4.   Montgomery Mall - Bethesda, Maryland                  September 18, 1998
5.   Cambridgeside Galleria - Cambridge, Mass.             September 17, 1998
6.   Northshore Mall - Peabody, Mass.                      September 17, 1998
7.   Tuttle Crossing Mall - Dublin, Ohio                   September 25, 1998
8.   Emerald Square Mall - Attleborough, Mass.             September 16, 1998
9.   Annapolis Mall - Annapolis, Maryland                  September 18, 1998

A. The Buyer will assume all responsibility and liability for the following during the period from the operations assumption date at each location until the closing date, the ("Operating Period").

         1. Hiring, training and payment of salaries and related expenses of all operating personnel.

         2. Payment of all rent due to landlords from the date of the assumption of operations at each individual location.

         3. Supplying of all inventory and merchandise for sale at each location.

         4. Payment of all taxes collected and or due to all appropriate taxing authorities in each location. Copies of each report and proof of payment will be simultaneously provided to the Seller. At the Seller's option, Seller may prepare the reports and submit them as due.

         5.       Payment of all other operating expenses of the Division.

B. The Buyer shall retain as compensation the proceeds of all sales during the Operating Period.

C. The Buyer and Seller shall proceed as expeditiously as possible to the consummation of the purchase and sale pursuant to the Sale Agreement which provides for customary terms and provisions and a price of $260,000, of which $44,000 shall be paid in cash, with a $130,000 credit against the purchase price being allowed by the Seller for the Buyer's assumption of the Seller's lease liabilities at the specified locations. The balance of the purchase price shall be paid pursuant to a $86,000, 8% promissory note providing for payment of $43,000 plus interest on March 31, 2000. The Buyer shall place a $10,000 deposit against the purchase price, which shall be credited to Buyer at the closing or, if the closing fails to occur for any reason other than a breach of contract by the Seller, then the Seller shall retain the deposit. In the event of such a breach it will be returned to the Buyer.

D. This Operating Agreement is being entered into by the Buyer to induce the Seller to enter into the Sale Agreement. The Seller is entering into this Agreement to induce the Buyer into the assumption of all operating expenses of the listed locations.

E. The Buyer agrees to operate in accordance with applicable legal requirements (including but not limited to lease provisions) at the individual locations and to indemnify and hold harmless the Seller from and against any liability, loss, claim or obligation (including, but not limited to reasonable attorney fees and expenses incurred during the Operating Period).

F. The Seller agrees to assist the Buyer, at the Buyer's expense, in the qualification of the Buyer's company(ies) at each location.

G. This agreement shall terminate upon the earlier of (i) closing of the contemplated purchase and sale of the Division (the "Sale"), in which case the Buyer shall own the Division or (ii) termination of the Sale Agreement, in which case Buyer shall immediately return to Seller possession and control of the Division locations and assets; provided, however, that termination of this Agreement shall not affect the parties' obligations and liabilities accrued or based on events occurring prior to such termination.

H. Guarantor hereby irrevocably and unconditionally personally guarantees payment and performance by Buyer of all of its obligations hereunder.

I. In the event of litigation arising under this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorneys fees and expenses incurred in connection with such litigation at all levels, including before the filing of suit.

GUARANTOR

  /S/ JAMES JOINER                           DATE     9/15/98
  ----------------

SELLER

  /S/ EUGENE TERRY                          DATE      9/15/98
 -----------------

BUYER

  /S/ JAMES JOINER                          DATE       9/15/98
  ----------------


                                       -3-